Exhibit No. 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Extends and Expands Share Repurchase Program
Burr Ridge, Illinois - (November 19, 2018) BankFinancial Corporation (Nasdaq - BFIN) announced today that its Board of Directors has extended the expiration date of the Company's share repurchase authorization from April 30, 2019 to July 31, 2019, and increased the total number of shares currently authorized for repurchase under the Share Repurchase Program from 3,760,755 shares to 4,560,755 shares, an increase of 800,000 shares. As of November 16, 2018, a total of 800,000 shares of Company remained authorized for repurchase pursuant to the amended repurchase authorization.
The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The authorization will be utilized at management’s discretion, subject to price, volume and other internal limitations that will be established by the Company’s Board of Directors, and to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements. Share repurchases will be funded from available working capital.
The authorization does not obligate the Company to purchase any particular number of shares at any given price per share at any time. The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors, as well as internal restrictions on trading in the Company's shares during specific time periods, may also affect the timing and amount of share repurchases.
BankFinancial Corporation is the holding company for BankFinancial, NA, a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At September 30, 2018, BankFinancial had total assets of $1.532 billion, total loans of $1.268 billion, total deposits of $1.296 billion and stockholders’ equity of $192 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as "believes," "will," "expects," "project," "may," "could," "anticipate," "estimates," "intends," "plans" and similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. A variety of factors could cause the Company's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to the Company's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234